EXHIBIT 10.10

ASSET PURCHASE AGREEMENT

Dated as of October 1, 2003

by and between

EAGLEPICHER TECHNOLOGIES, LLC, as Seller

and

MOBILE ENERGY PRODUCTS, INC., as Buyer

SECTION 4. Representations and Warranties of Buyer	16
4.1 Organization and Existence Power and Authority	16
4.2 Authorization	16
4.3 Absence of Conflicting Agreements	17

SECTION 5. Covenants	17
5.1 Non-Assignable Contracts	17
5.2 Public Announcements	17
5.3 Confidentiality	17
5.4 Bulk Sales Law	17
5.5 Employee Matters	18
5.6 Post Closing Access to Books and Records	19
5.7 Taxes, Fees and Disbursements	19
5.8 Noncompetition; Seller's Rights of First Refusal	20
5.9 Buyer's Right of First Refusal	21
5.10 Seller's Environmental Covenants	21
5.11 Further Assurances	21
5.12 Initial Purchase Order	21

SECTION 6. Closing Deliveries	21
6.1 Deliveries by Seller	21
6.2 Deliveries by Buyer	22
6.3 Conditions to Seller's Obligation to Close	23
6.4 Conditions to Buyer's Obligation to Close	23

SECTION 7. Indemnification	24
7.1 Indemnification by Seller	24
7.2 Indemnification by Buyer	24
7.3 Procedures for Indemnification	24
7.4 Tax Effect of Indemnification Payments	25

SECTION 8. Survival of Representations	25
8.1 Survival of Representations	25
8.2 Remedies	25

SECTION 9. No Broker	25

SECTION 10. Notices	26

ii

SECTION 11. Miscellaneous	26
11.1 Entire Agreement	27
11.2 Governing Law	27
11.3 Benefit of Parties; Assignment	27
11.4 Illegality	27
11.5 Waivers and Amendments	27
11.6 Pronouns	27
11.7 Headings	27

EXHIBIT A	Form of License Agreement
EXHIBIT B	Purchase Price Allocation
EXHIBIT C	Form of Bill of Sale and Assumption of Liabilities Agreement
EXHIBIT D	Form of Assignment and Assumption of Contracts Agreement
EXHIBIT E	Form of Lease Agreement
EXHIBIT F	Form of Supply Agreement
EXHIBIT G	Form of Opinion of Seller’s Counsel
EXHIBIT H	Form of Groundwater Remediation Operating Agreement
EXHIBIT I	Form of Initial Purchase Order
EXHIBIT J	Form of Promissory Note
EXHIBIT K	Form of Security Agreement
EXHIBIT L	Form of Side Letter

SCHEDULE 1.1	Excluded Tangible and Personal Property
SCHEDULE 1.2	Seller’s Accounting Practices
SCHEDULE 2.5(a)	Schedule of Accounts Receivable (to be attached at Closing)
SCHEDULE 2.5(b)	Schedule of Accounts Payable (to be attached at Closing)
SCHEDULE 3.2	Consents
SCHEDULE 3.4	Assumed Contracts
SCHEDULE 3.5	Labor Relations
SCHEDULE 3.6	Legal Proceedings
SCHEDULE 3.8	Compliance with Law; Permits and Licenses
SCHEDULE 3.9	Business Employees
SCHEDULE 3.10	Governmental Filings
SCHEDULE 3.11	Financial Statements
SCHEDULE 3.12	Absence of Certain Changes
SCHEDULE 3.13	Real Property
SCHEDULE 3.14	Environmental
SCHEDULE 3.15	Inventory
SCHEDULE 3.18	Intellectual Property
SCHEDULE 3.19	Leases
SCHEDULE 3.21	Tax Matters

iii

ASSET PURCHASE AGREEMENT

              THIS ASSET PURCHASE AGREEMENT, dated as of October 1, 2003, is made and entered into by and between Mobile Energy Products, Inc., a Delaware corporation (“Buyer”), and EaglePicher Technologies, LLC, a Delaware a limited liability company (“Seller”).

W I T N E S S E T H:

              WHEREAS, Seller is engaged in the manufacture and sale of batteries for use in aircraft, aerospace or government applications, which batteries are currently manufactured at the Colorado Springs Facility (as defined herein);

              WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase (or otherwise acquire from Seller by license) substantially all of the assets of Seller used or useful in the operation of the Colorado Springs Department of the Seller (the “Business”); and

              WHEREAS, simultaneously with the closing of the purchase and sale of assets identified herein, the parties intend to enter into a License Agreement in substantially the form attached hereto as Exhibit A (the “License Agreement”) pursuant to which Seller shall grant to Buyer a license to use certain technology, trade secrets, know-how and other proprietary rights used or useful in the operation of the Business.

              NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements contained herein, and intending to be legally bound, the parties hereto agree as follows:

              SECTION 1.      Certain Definitions. For purposes of this Agreement, the following terms shall have the respective meanings set forth below:

              “Accounts Payable” means the current accounts payable of Seller arising out of the operation of the Business prior to the Closing Date, which are listed on the Closing Balance Sheet

              “Accounts Receivable” means any and all accounts and notes receivable of Seller (whether or not an invoice has been issued in respect thereof) arising out of the operation of the Business prior to the Closing Date.

              “Acquired Assets” means, EXCEPT FOR such of the following as shall constitute Excluded Assets, all the assets owned by Seller which are used in or relating solely to the Business, real and personal, tangible and intangible, as the same shall exist as of the Closing Date, including, without limitation, machinery and equipment (including, without limitation the equipment and other assets of the Seller located at the Colorado Springs Facility used exclusively in connection with the Wastewater Pre-Treatment System), together with all associated parts and supplies; motor vehicles; furniture and other office equipment; Accounts Receivable; Inventory, including, without limitation, raw materials, finished goods, work-in-process, sample goods and goods in transit and on consignment; Assumed Contracts; Permits; prepaid assets relating to Acquired Assets or Assumed Liabilities; all claims, causes of action and rights of recovery or set-off relating to the Acquired Assets or the Assumed Liabilities; goodwill; telephone numbers; all computer programs and software, and all licenses therefor; all marketing and technical data and documents of Seller relating to the Business, including, without limitation, files, marketing literature, blueprints, plans, specifications and drawings; and all business records of Seller including, without limitation, standard forms, customer lists, vendor lists, and financial books and records relating to the Acquired Assets or the Assumed Liabilities.

              “Actions” mean any claims, actions, suits, proceedings and investigations, whether before any court, arbitrator, arbitration panel or Governmental Authority.

              “Affiliate” means, with respect to any specified Person, any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with such specified Person.

              "Ancillary Agreements" has the meaning set forth in Section 3.2 hereof.

              "Assignment and Assumption Agreement" has the meaning set forth in Section 6.1(b) hereof.

              “Assumed Contracts” means all of Seller’s rights in, to and under all contracts, agreements, indentures, licenses, leases, commitments, plans, arrangements and orders of every kind, whether written or oral, relating to the operation of the Business to the extent transferable, which are set forth on Schedule 3.4 (which may include obligations in respect of customer deposits reflected on the Closing Balance Sheet, open customer purchase orders, quotations and contracts, and open orders to vendors).

              “Assumed Liabilities” mean all Liabilities of Seller as of the Closing Date relating to, or arising out of, the Business incurred in the ordinary course of the Business and which are reflected on the Closing Balance Sheet; all obligations relating to the Business incurred after the Closing Date; Assumed Vacation; Liabilities under all Assumed Contracts and excluding all Excluded Liabilities.

              “Assumed Vacation” means any vacation, accrued but unpaid to the Transferred Employees under Seller’s vacation policy as of the Closing Date and listed on Schedule 3.5.

              "Bill of Sale" has the meaning set forth in Section 6.1(a) hereof.

              "Bona Fide Offeror" has the meaning set forth in Section 5.9(a) hereof.

              "Bona Fide Purchaser" has the meaning set forth in Section 5.8(f) hereof.

              "Business" has the meaning set forth in the first recital hereof.

              “Business Employees” means the officers, employees, agents and consultants of Seller employed immediately prior to the Closing Date primarily in connection with the Business.

              "Buyer Designated Transaction" has the meaning set forth in Section 5.8(e) hereof.

              "Buyer Permitted Activities" has the meaning set forth in Section 5.8(b) hereof.

              "Buyer Restrictive Covenant" has the meaning set forth in Section 5.8(b) hereof.

              "Buyer Triggering Disposition" has the meaning set forth in Section 5.8(f) hereof.

              "CDPH Order" means the CDPH Compliance Order on Consent #99-01-26-01.

              “Closing” means the closing of the transactions contemplated hereby concurrent with the execution of this Agreement, which shall take place on at the offices of Pryor Cashman Sherman & Flynn LLP, 410 Park Avenue, 10th Floor, New York, New York 10022 on the Closing Date at 10:00 A.M., or at such other time or place as the parties may agree upon in writing and shall be effective as of the close of business on the Closing Date.

              “Closing Balance Sheet” means an unaudited, unreviewed balance sheet of the Business as at the Closing Date which shall include Liabilities of Seller for Assumed Vacation.

              “Closing Date” means the date hereof, or such other date as the parties may agree upon in writing.

              “Closing Modified Working Capital” means, as of the Closing Date, the sum of (i) the book value of Inventory included in Acquired Assets less provisions for obsolescence and with reserves for damaged or defective or otherwise unmerchantable items and (ii) the net book value of Accounts Receivable included in the Acquired Assets less appropriate reserves for doubtful accounts minus the sum of (x) the current Accounts Payable of Seller included in the Assumed Liabilities and (y) the accrued expenses of Seller included in the Assumed Liabilities, in each case, (i), (ii), (x) and (y) above shall be determined using the same accounting methods and policies utilized in Seller’s past practices.

              “Colorado Springs Facility” means the manufacturing plant and office space owned by Seller and used in the operation of the Business located at 3820 South Hancock Expressway, Colorado Springs, Colorado 80911.

              "Commercial Transaction" has the meaning set forth in Section 5.8(e) hereof.

              “Damages” mean losses, Liabilities, costs, damages, claims and expenses (including reasonable attorneys’ fees and disbursements).

              "Discontinued Business" has the meaning set forth in Section 5.9(d) hereof.

              “Environmental Claims” refers to any complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter or other communication from any governmental agency, department, bureau, office or other authority, or any third party involving violations of Environmental Laws or Releases of Hazardous Materials

              “Environmental Laws” includes the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), 42 U.S.C. 9601 et seq., as amended; the Resource Conservation and Recovery Act (“RCRA”), 42 U.S.C. 6901 et seq., as amended; the Clean Air Act (“CAA”), 42 U.S.C. 7401 et seq., as amended; the Clean Water Act (“CWA”), 33 U.S.C. 1251 et seq., as amended; the Occupational Safety and Health Act (“OSHA”), 29 U.S.C. 655 et seq., and any other federal, state, local or municipal laws, statutes, regulations, rules or ordinances imposing liability or establishing standards of conduct for protection of the environment.

              “Environmental Liabilities” means any monetary obligations, losses, liabilities (including strict liability), damages, punitive damages, consequential damages, treble damages, costs and expenses (including all reasonable out-of-pocket fees, disbursements and expenses of counsel, out-of-pocket expert and consulting fees and out-of-pocket costs for environmental site assessments, remedial investigation and feasibility studies, natural resources damages, property damages, personal injuries), civil or criminal penalties fines and, penalties, sanctions and interest incurred as a result of any Environmental Claim filed by any Governmental Authority or any third party which relate to any violations of Environmental Laws, Remedial Actions, Releases or threatened Releases of Hazardous Materials that occurred on or prior to Closing from or onto (i) any Real Property presently or formerly owned by the Seller or any of its Subsidiaries or a predecessor in interest, or (ii) any facility which received Hazardous Materials generated by the Seller or any of its Subsidiaries or a predecessor in interest in connection with the Business. Except as otherwise provided in the Groundwater Agreement, the term “Environmental Liabilities” shall also include any liabilities arising out of Seller’s failure to comply with the CDPH Order, the EPA Corrective Action Order and the SSD Groundwater Remediation Permit.

              "EPA" means the Environmental Protection Agency of the United States of America.

              “EPA Corrective Action Order” means the EPA Corrective Action Order on Consent Docket No. RCRA (3008) VIII-87-01.

              “Equity Security” shall have the meaning given to such term in Section 3(a)(11) of the Exchange Act.

              “ERISA” means the Employee Retirement Income Security Act of 1974, as amended and the rules and regulations promulgated thereunder.

              “Excluded Assets” mean (i) cash and cash equivalents of the Business or Seller, on hand or on deposit as of the Closing Date, (ii) bank accounts of the Business or Seller, (iii) any interest in any insurance policies covering Seller or Seller’s assets, business (including the Business), employees or operations, including, without limitation, the Retained Insured Liabilities, (iv) Tax refunds and credits and any deferred Tax benefits or similar assets and all credit balances of or inuring to Seller under any State unemployment compensation plan or fund, (v) prepaid assets which do not relate to the Acquired Assets or Assumed Liabilities and which relate to Excluded Assets or Excluded Liabilities, (vi) all claims, causes of action and rights of recovery or set-off relating to any of the Excluded Assets or the Excluded Liabilities, (vii) the company seal, articles of organization, minute books, membership books, Tax Returns and tax records of Seller (viii) the rights of Seller under this Agreement and the Ancillary Agreements, (ix) any tangible, personal property specifically identified as excluded on Schedule 1.1, (x) any contracts or agreements of the Seller which are not Assumed Contracts, (xi) all trademarks, service marks, trade names, logos or similar names containing or depicting the name “Eagle-Picher”, “EaglePicher”, “EP” or derivations thereof, (xii) any Plans (and all assets, rights claims and defenses thereunder) and (xiii) the equipment and other assets of the Seller located at the Colorado Springs Facility used primarily in connection with the groundwater treatment system pursuant to the SSD Groundwater Remediation Permit.

              “Excluded Liabilities” mean any Liabilities of Seller relating to (i) Taxes of Seller, (ii) the Retained Insured Liabilities, (iii) claims by any third-party Person arising out of the operation of the Business as conducted by Seller prior to the Closing Date, (iv) any contracts, agreements, indentures, licenses, leases, commitments, plans, arrangements and orders of every kind, whether written or oral, relating to the operation of the Business which are not Assumed Contracts, (v) Warranties, (vi) product liability arising out of occurrences whether before, on or after the Closing relating to products sold or delivered prior to the Closing, (vii) acts relating to the Business Employees prior to Closing, (viii) returns of products sold on or prior to the Closing, (ix) any assets of Seller which are Excluded Assets, (x) any debt, claim, obligation, or other liability of the Seller relating to the Business Employees or any other employees or former employees of Seller and arising from or relating to events that occurred on or prior to the Closing Date and regardless of whether such debt, claim, obligation, or other liability is matured or unmatured, contingent or fixed, known or unknown, (xi) any contracts, compensation, benefits or other amounts paid or payable, or any other commitments of the Seller to or in respect of the Business Employees or any other employees or former employees, whether written or oral, express or implied, including, but not limited to, all stock option plans, Plans, and other employee benefit plans, programs and arrangements (and all assets, rights, claims and defenses thereunder) other than Assumed Vacation, and (xii) Environmental Claims arising out of Releases of Hazardous Materials or violations of Environmental Laws that occurred prior to the Closing.

              “Governmental Authority” means any agency, instrumentality, department, commission, court, tribunal or board of any government, whether foreign or domestic and whether Federal, state, or local.

              “Groundwater Agreement” means that certain Groundwater Remedation Operating Agreement to be entered into by and between Seller and Buyer, pertaining to the operation of the groundwater treatment system at the Colorado Springs Facility pursuant to the SSD Groundwater Remediation Permit, effective as of the Closing Date substantially in the form attached hereto as Exhibit H.

              “Hazardous Materials” shall include (a) any element, compound, or chemical that is defined, listed or otherwise classified as a contaminant, pollutant, toxic pollutant, toxic or hazardous substance, extremely hazardous substance or chemical, hazardous waste, bio-hazardous or infectious waste, special waste, or solid waste under Environmental Laws; (b) petroleum, petroleum-based or petroleum-derived products; (c) polychlorinated biphenyls; (d) any substance exhibiting a hazardous waste characteristic including but not limited to corrosivity, ignitibility, toxicity or reactivity as well as any radioactive or explosive materials; and (e) any asbestos-containing materials.

              The words “herein,” “hereof,” “hereto” and “hereunder,” and other words of similar import refer to this Agreement as a whole and not to any particular provision of this Agreement.

              “Initial Purchase Order” means the first purchase order by Seller to Buyer pursuant to Section 3.3 of the Supply Agreement, substantially in the form of Exhibit I hereto.

              "Intellectual Property" has the meaning set forth in Section 3.18(b) hereof.

              “Inventory” means all inventories of raw materials, work-in-process, finished goods, products under research and development, demonstration equipment, office and other supplies, parts, packaging materials and other accessories related thereto which are held at, or are in transit from or to, the Colorado Springs Facility, or located at customers’ premises on consignment, in each case, which are used or held for use by Seller in the conduct of the Business, including any of the foregoing purchased subject to any conditional sales or title retention agreement in favor of any other Person, together with all rights of Seller against suppliers of such inventories

              “Laws” mean laws, rules, regulations, codes, orders, ordinances, judgments, injunctions and decrees.

              “Lease Agreement” means that certain Lease Agreement to be entered into by and between Seller, as lessor, and Buyer, as lessee, pertaining to the Colorado Springs Facility effective as of the Closing Date substantially in the form attached hereto as Exhibit E.

              “Liabilities” mean, with respect to any Person, (i) any right against such Person to payment, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured, (ii) any right against such Person to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured, and (iii) any obligation of such Person for the performance of any covenant or agreement (whether for the payment of money or otherwise).

              "License Agreement" has the meaning set forth in the third recital hereof.

              "Licensed Rights" has the meaning set forth in the License Agreement.

              “Lien” means any security interest, lien, mortgage, claim, charge, pledge, restriction, equitable interest or encumbrance of any nature other than Liens securing Taxes not yet due and payable, assessments, governmental charges or levies, all of which are not yet due and payable.

              “Material Adverse Effect” means, with respect to any Person, a material adverse impact or effect on the business, operations, assets, Liabilities, or condition (financial or otherwise) of such Person.

              "Permits" has the meaning set forth in Section 3.8(b) hereof.

              “Permitted Encumbrances” means (i) Liens for current taxes or assessments not yet delinquent; (ii) encumbrances which do not individually or in the aggregate materially detract from the value, or impair the use, of the Acquired Assets or have a Material Adverse Effect on the Business; (iii) inchoate mechanics and materialmen’s liens for construction in progress; and (iv) liens of warehousemen and carriers arising in the ordinary course of the Business.

              “Person” means any natural person, corporation, business trust, joint venture, association, company, firm, partnership, or other entity or government or Governmental Authority.

              "Plans" has the meaning set forth in Section 3.9 hereof.

              “Pre-Treatment Permit” means permit #98-001 issued by the Security Water and Sanitation District in connection with the treatment of the wastewater generated by the operation of the Wastewater Pre-Treatment System at the Colorado Springs Facility.

              "Promissory Note" has the meaning set forth in Section 2.2 hereof.

              "Purchase Price" has the meaning set forth in Section 2.2 hereof.

              "Real Property" has the meaning set forth in Section 3.13 hereof.

              “Release” means any spilling, leaking, pumping, emitting, emptying, discharging, injecting, escaping, leaching, migrating, dumping, or disposing of Hazardous Materials (including the abandonment or discarding of barrels, containers or other closed receptacles containing Hazardous Materials) into the environment.

              “Remedial Action” means all actions taken to (i) clean up, remove, remediate, contain, treat, monitor, assess, evaluate or in any other way address Hazardous Materials in the indoor or outdoor environment; (ii) prevent or minimize a Release or threatened Release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (iii) perform pre-remedial studies and investigations and post-remedial operation and maintenance activities; or (iv) any other actions authorized by 42 U.S.C. 9601 and 42 U.S.C. 6928.

              “Retained Insured Liabilities” mean those Liabilities of Seller in the nature of (i) product, automobile and workers’ compensation liability and (ii) other general (but excluding contractual) liability insured against by Seller based on or arising out of occurrences on or before the Closing Date and, in the case of product liability, relating to, parts and products sold and delivered on or before the Closing Date based on or arising out of occurrences on, before or after the Closing Date.

              “Security Agreement” means the Security Agreement to be entered into by and between Buyer and Seller effective as of the Closing Date, substantially in the form of Exhibit K hereto.

              “Seller’s Accounting Practices” means Seller’s past accounting practices, consistently applied, which are in material conformity with generally accepted accounting principles, subject, in the case of interim financial statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be materially adverse to the Business) and the absence of notes to any interim balance sheet, and except as listed on Schedule 1.2 attached hereto. When generally accepted accounting principles are not specific as to the accounting treatment of a particular item, or if the accounting treatment of an item in accordance with generally accepted accounting principles requires the exercise of judgment, Seller’s reasonable determination as to the treatment of any such item shall be conclusive so long as either (i) if such item appears on the balance sheets comprising the Financial Statement, its treatment on the Closing Balance Sheet is consistent therewith, or (ii) if such item is not on the balance sheet comprising the Financial Statement, Seller’s determination is not expressly and specifically prohibited by generally accepted accounting principles (except as listed on Schedule 1.2 attached hereto).

              "Seller Designated Transaction" has the meaning set forth in Section 5.9(c) hereof.

              "Seller Permitted Activities" has the meaning set forth in Section 5.8(a) hereof.

              "Seller Restrictive Covenant" has the meaning set forth in Section 5.8(a) hereof.

              “Side Letter” means that certain side letter from Buyer to Seller effective as of the Closing Date with respect to Section 2.6 of the Supply Agreement, which side letter shall be substantially in the form of Exhibit L hereto.

              “SSD Groundwater Remediation Permit” means the Authorization to Discharge Industrial Wastewaters to the Security Sanitation District Permit No. 2000-002 and any addendum thereto.

              “Subsidiaries” means, with respect to any Person (a) any corporation, association or other entity of which at least a majority in interest of the outstanding capital stock or other Equity Securities having by the terms thereof voting power under ordinary circumstances to elect a majority of the directors, managers or trustees thereof, irrespective of whether or not at the time capital stock or other Equity Securities of any other class or classes of such corporation, association or other entity shall have or might have voting power by reason of the happening of any contingency, is at the time, directly or indirectly, owned or controlled by such Person, or (b) any entity (other than a corporation) in which such Person, one or more Subsidiaries of such Person, or such Person and one or more Subsidiaries of such Person, directly or indirectly at the date of determination thereof, has at least majority ownership interest.

              "Survival Period" has the meaning set forth in Section 8.1 hereof.

              “Supply Agreement” means that certain Supply Agreement to be entered into by and between Seller and Buyer effective as of the Closing Date substantially in the form attached hereto as Exhibit F.

              "Target Closing Modified Working Capital" means $505,989.

              “Taxes” means all Federal, state, county, local, foreign and other taxes of any kind whatsoever (including, without limitation, income, profits, premium, estimated, excise, sales, use, occupancy, gross receipts, franchise, ad valorem, severance, capital levy, production, transfer, license, stamp, environmental, withholding, employment, unemployment compensation, payroll related and property taxes, import duties and other governmental charges and assessments), whether or not measured in whole or in part by net income, and including deficiencies, interest, additions to tax or interest, and penalties with respect thereto, and including expenses associated with contesting any proposed adjustment related to any of the foregoing.

              “Tax Return” means any return, information report or filing with respect to Taxes, including any schedules attached thereto and including any amendment thereof.

              "Technologies" shall have the meaning set forth in the License Agreement.

              "Third Party Offeror" has the meaning set forth in Section 5.8(e) hereof.

              "Transferred Employee" has the meaning set forth in Section 5.5 hereof.

              “Warranties” mean those obligations of Seller, other than Retained Insured Liabilities, based upon, or arising from, warranties, whether of material, design, workmanship and/or fitness for use, covering parts or products manufactured and sold by Seller on or before the Closing Date.

              “Wastewater Pre-Treatment System” means the equipment used to treat the wastewater generated by the operation of the Colorado Springs Facility pursuant to the Pre-Treatment Permit.

              SECTION 2.      Sale and Purchase of the Acquired Assets.

              2.1      Agreement to Sell and Purchase. Subject to the terms, agreements, warranties, representations and conditions of this Agreement, Seller hereby agrees to sell, convey, transfer, assign and deliver to Buyer on the Closing Date, and Buyer hereby agrees to purchase and accept on the Closing Date, all of Seller’s rights, title and interest in and to the Acquired Assets.

              2.2      Purchase Price. As consideration for the Acquired Assets and the Licensed Rights, Buyer shall pay Seller Four Hundred Fifty Thousand Dollars ($450,000) (the “Purchase Price”), subject to adjustment in accordance with Sections 2.4 and 5.7 hereof. The Purchase Price shall be paid, by wire transfer of immediately available funds to an account designated by Seller prior to the Closing by notice in writing to Buyer, in three installments of One Hundred Fifty Thousand Dollars ($150,000) on the twelve (12) month, twenty-four (24) month and thirty-six month (36) anniversaries of the Closing Date. At Closing, Buyer shall deliver to Seller a promissory note substantially in the form of Exhibit J hereto, evidencing Buyer’s payment obligations under this Section 2.2 and Section 2.5(b) hereof (the “Promissory Note”).

              2.3      Assumption of Liabilities. From and after the Closing Date, pursuant to the terms of the Assignment and Assumption Agreement, Seller shall assign and Buyer shall assume the Assumed Liabilities.

              2.4      Working Capital/Purchase Price Adjustment. (a) As soon as practicable after the Closing Date, but in any event not later than ninety (90) days following the Closing Date, Buyer shall prepare and deliver to Seller an unaudited, unreviewed balance sheet as at the Closing Date (the “Closing Balance Sheet”), together with Buyer’s determination of Closing Modified Working Capital (“Buyer’s Closing Schedule”) which determination shall set forth in reasonable detail Buyer’s calculation of Closing Modified Working Capital. Buyer’s Closing Schedule shall also set forth, and explain, in reasonable detail, any differences between Buyer’s calculation of Closing Modified Working Capital and the Target Closing Modified Working Capital. A copy of all workpapers and other books and records utilized in the preparation of Buyer’s Closing Schedule shall be made available to Seller at such time. Seller will notify Buyer in writing (“Seller’s Dispute Notice”) within sixty (60) days after receiving Buyer’s Closing Schedule if Seller disagrees with Buyer’s calculation of the Closing Modified Working Capital as set forth in Buyer’s Closing Schedule, which notice shall set forth in reasonable detail the basis for such disagreement, the dollar amounts involved and Seller’s calculation of the Closing Modified Working Capital. Buyer will give Seller and its representatives reasonable access during the normal business hours of Buyer to the personnel, books and records of the Business to assist Seller in the preparation of Seller’s Dispute Notice. If no Seller’s Dispute Notice is received by Buyer within such sixty (60)-day period, Buyer’s calculation of Closing Modified Working Capital as set forth in Buyer’s Closing Schedule and the Closing Balance Sheet shall be final and binding upon the parties hereto.

              (b)      Upon receipt by Buyer of Seller's Dispute Notice, Seller and Buyer shall negotiate in good faith to resolve any disagreement with respect to Closing Modified Working Capital set forth in Seller's Dispute Notice. To the extent Buyer and Seller are unable to agree with respect to Closing Modified Working Capital within fifteen (15) days after receipt by Buyer of Seller's Dispute Notice, Buyer and Seller shall submit their dispute to the Denver, Colorado office of PricewaterhouseCoopers LLP (the "Selected Accounting Firm") for a binding resolution. Closing Modified Working Capital and the Closing Balance Sheet as agreed upon by Seller and Buyer, as deemed agreed upon pursuant to the last sentence of Section 2.4(a), or as determined by the Selected Accounting Firm shall be termed the "Final Closing Modified Working Capital" and "Final Closing Balance Sheet," respectively. The fees and expenses of the Selected Accounting Firm shall be paid by Seller if the Final Closing Modified Working Capital does not exceed Buyer's calculation of Closing Modified Working Capital by more than $25,000; otherwise, the party hereto whose determination of Closing Modified Working Capital as initially submitted to the Selected Accounting Firm is furthest away from the Final Closing Modified Working Capital shall be responsible for paying the fees and expenses of the Selected Accounting Firm.

              (c)      If Final Closing Modified Working Capital exceeds Target Closing Modified Working Capital by an amount greater than $25,000, then the principal amount of the Promissory Note shall be increased by the amount of such excess over the Target Closing Modified Working Capital and such excess shall be paid to Seller on the first anniversary of the Closing Date, together with the first installment payment due under the Promissory Note. If Final Closing Modified Working Capital is less than Target Closing Modified Working Capital by an amount greater than $25,000, then the principal amount of the Promissory Note shall be reduced by such difference between the Final Closing Modified Working Capital and the Target Closing Modified Working Capital and which amount shall be applied as an off-set against the amount of the first installment payment due under the Promissory Note.

              (d)      Any amounts paid pursuant to paragraph (c) of this Section 2.4 shall be taken as adjusting the Purchase Price and adjusting the amounts allocated in accordance with Section 2.7.

              2.5      Accounts Receivable/Accounts Payable.

              (a)      Accounts Receivable. It is the intention of the parties that all rights to and the benefit of the Accounts Receivable shall be included in the Acquired Assets transferred by Seller to Buyer. Accordingly, all Accounts Receivable outstanding on the Closing Date shall be collected by Buyer. At Closing, Seller shall deliver to Buyer a complete statement of each Account Receivable as of the Closing Date which shall be attached hereto at Closing as Schedule 2.5. Seller agrees to cooperate with Buyer to effect the purpose and intent of this Section 2.5(a), including, but not limited to, immediately turning over to Buyer any and all such Accounts Receivable which are received or collected by Seller.

              (b)      Accounts Payable. At Closing, Seller shall deliver to Buyer a complete statement of each Account Payable which shall be attached hereto at Closing as Schedule 2.5(b). Seller agrees to pay and discharge in the ordinary course all such Accounts Payable and provide evidence of such payment to Buyer. On the first anniversary of the Closing Date, Buyer shall reimburse Seller for all such Accounts Payable paid by Seller. No adjustment to the Purchase Price shall be made in respect of such payments by Seller or reimbursement by Buyer.

              2.6      Adjustments and Prorations. All revenues arising from the operation of the Business, earned or accrued until midnight on the day prior to the Closing Date, and all expenses, costs or Liabilities, arising therefrom incurred, accrued or payable up until such time including, without limitation, business, license, utility charges, real and personal property Taxes and assessments levied against the Acquired Assets, property and equipment rentals, applicable fees, sales and service charges and other Taxes (other than income Taxes, which shall be Seller’s sole responsibility for all taxable periods ending prior to the Closing Date, and with respect to any taxable period beginning before the Closing Date, the portion of such taxable period ending on the Closing Date) shall be prorated between Buyer and Seller in accordance with the principle that (i) Seller shall receive all revenues, refunds and deposits (to the extent such refunds or deposits can be released or refunded) of Seller held by third parties, and, except as otherwise provided herein, shall be responsible for all expenses, costs and Liabilities incurred, payable or allocable to the conduct of the Business for the period prior to the Closing Date and (ii) Buyer shall receive all revenues earned or accrued, and, except as otherwise provided herein, shall be responsible for all expenses, costs and Liabilities incurred, payable or allocable to the conduct of the Business for the period commencing on and continuing after the Closing Date.

              2.7      Allocation of Purchase Price. The Purchase Price shall be allocated among the Acquired Assets and the License Agreement as set forth on Exhibit B hereto. The allocation of the Purchase Price made pursuant to this Section 2.7, and the following undertaking with respect to tax reporting, have been specifically negotiated by Seller and Buyer at arms’ length and are a part of the basis of this Agreement. Seller and Buyer shall prepare their Federal, state and local income tax returns employing the allocation of the Purchase Price made pursuant to this Section 2.7 and shall not take a position in any tax proceeding, tax audit or otherwise inconsistent with such allocation; provided, however, that nothing contained herein shall require Seller or Buyer to contest any proposed deficiency or adjustment by any Governmental Authority which challenges such allocation of the Purchase Price, or exhaust administrative remedies before any Governmental Authority in connection therewith, and Seller and Buyer shall not be required to litigate before any court (including, without limitation, the United States Tax Court), any proposed deficiency or adjustment by any Governmental Authority which challenges such allocation of the Purchase Price. Seller and Buyer shall give prompt notice to each other of the commencement of any tax audit or the assertion of any proposed deficiency or adjustment by any Governmental Authority that challenges such allocation of the Purchase Price.

              SECTION 3.      Representations and Warranties of Seller. Seller hereby represents and warrants to, and agrees with, Buyer as follows:

              3.1      Organization and Existence. Seller is a limited liability company duly organized and validly existing under the laws of the State of Delaware, has full power and authority to own, lease and operate its properties and assets and to conduct its business as now being conducted, and is duly qualified or licensed to do business in all jurisdictions where the character of the properties it owns, leases or operates, or the conduct of the Business, requires such qualification or licensing, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on the Business.

              3.2      Authorization; Absence of Conflicting Agreements. The execution and delivery of this Agreement and all other agreements to be executed and delivered by Seller hereunder or in connection herewith, including but limited to the Bill of Sale, and the Assignment and Assumption Agreement, the License Agreement, the Lease Agreement and the Supply Agreement (collectively, the “Ancillary Agreements”) and the consummation of the transactions contemplated hereby or thereby have been duly authorized by all requisite action of Seller, including all approvals, authorizations and ratifications necessary to authorize the execution and delivery of this Agreement, the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby. This Agreement and the Ancillary Agreements constitute the valid and binding obligation of Seller enforceable against it in accordance with their terms, subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws now or hereafter in effect relating to creditors’ rights generally and the application of principles of equity, including, without limitation the principle that equitable remedies, such as the remedy of specific performance, are subject to the discretion of the court before which any proceeding therefor may be brought. Notwithstanding anything herein to the contrary, Seller makes no representation or warranty regarding the enforceability of provisions related to (i) choice of law, (ii) submission to jurisdiction, (iii) waiver of rights conferred by law, or (iv) recovery of attorneys’ fees or other costs of enforcement. Except as set forth on Schedule 3.2 hereto, no consent of any lender, trustee, securityholder of Seller, or other Person is required for Seller to enter into and deliver this Agreement, the Ancillary Agreements or to consummate the transactions contemplated hereby or thereby, nor shall such execution, delivery and performance of this Agreement or the Ancillary Agreements conflict with, result in the breach of, constitute a material default under or result in the creation of any material Lien upon the Acquired Assets, under the Certificate of Organization or Operating Agreement of Seller, material Assumed Contract, mortgage or other contract or instrument to which Seller is a party or by which Seller is bound or which affects any of its properties, or, to Seller’s knowledge, any Law,.

              3.3      Title to Acquired Assets; Liens and Encumbrances. Seller has good and marketable title to all of the Acquired Assets. None of the Acquired Assets is subject to any Lien, except for Liens which shall be discharged or removed by Seller prior to or at Closing and Permitted Encumbrances.

              3.4      Assumed Contracts. Set forth on Schedule 3.4 hereto is a true and complete list of all the Assumed Contracts. Except as set forth on Schedule 3.4, no Assumed Contract listed therein requires the consent of any other Person by reason of the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. To Seller’s knowledge, all of the Assumed Contracts are in full force and effect and Seller is not in default in any material respect under any Assumed Contract.

              3.5      Labor Relations; Employees. Except as set forth in Schedule 3.5, there are no labor strikes, disputes, slow downs, work stoppages or other labor grievances pending or, to Seller’s knowledge, threatened against or involving Seller or the Business. Except as set forth on Schedule 3.5, no unfair labor practice complaint before the National Labor Relations Board, no discharge or grievance before the Equal Employment Opportunity Commission and no complaint, charge or grievance of any nature before any similar or comparable state, local or foreign agency, in any case relating to Seller or the conduct of the Business is pending or, to Seller’s knowledge, threatened, except as set forth on Schedule 3.5 hereof. Seller has not received any written notice of the intent of any Governmental Authority responsible for the enforcement of labor or employment laws to conduct any investigation of or relating to Seller or the conduct of the Business. Schedule 3.5 also sets forth the names, current annual base salary rates or hourly wage rates (as the case may be), accrued vacation and sick days, date of hire, job description and payroll information of all Business Employees.

              3.6      Legal Proceedings. Except as set forth on Schedules 3.6 and 3.14 hereto, there are no Actions pending or, to Seller’s knowledge, threatened against Seller and which could reasonably be expected to have a Material Adverse Effect on any of the Business, the Acquired Assets, the Assumed Liabilities or financial condition of Seller, taken as a whole, or the ability of Seller to consummate the transactions contemplated hereby.

              3.7      Orders, Decrees, Etc. To Seller’s knowledge, there are no orders, decrees, injunctions, rulings, decisions, directives, consents or pronouncements of any court or any Governmental Authority issued against, or binding on, Seller which do or may specifically and directly affect, limit or control, in any material respect, the Acquired Assets or Seller’s method or manner of conducting the Business and in respect of which Seller is in material violation.

              3.8      Compliance With Laws; Permits and Licenses. (a) The Business has been conducted by Seller in compliance in all material respects with all applicable Laws (other than Environmental Laws, which are addressed in Section 3.14, below), except for such non-compliance that either individually or in the aggregate would not have a Material Adverse Effect on the Business. Except as otherwise provided in Section 3.14, to Seller’s knowledge, no investigation, review, inquiry or request for information by any Governmental Authority with respect to Seller or any of its officers, directors or employees in their capacities as such is pending or threatened, nor has any Governmental Authority indicated to Seller, in writing, an intention to conduct the same.

              (b)      Seller presently holds, and to the extent permitted to do so thereunder, will transfer to Buyer on the Closing Date, all its rights in, to and under the licenses and permits (other than the SSD Groundwater Remediation Permit) which are necessary for or material to the use, occupancy or operation of the Acquired Assets or the conduct of the Business as it is presently conducted to the extent transferable (the "Permits"); and, to Seller's knowledge, no written notice of violation of any applicable zoning regulation, ordinance or other similar Law with respect to the Acquired Assets or its business has been received. All Permits and the SSD Groundwater Remediation Permit are listed on Schedule 3.8. Notwithstanding anything to the contrary contained herein, Seller shall not transfer to Buyer the CDPH Order, the EPA Corrective Action Order or the SSD Groundwater Remediation Permit.

              3.9      Business Employees; Employee Benefits. (a) As of the date hereof, Seller is not and has not been a party to nor subject to any collective bargaining agreements with respect to the Business and Seller does not have any written or oral contracts of employment with any Business Employees. Set forth on Schedule 3.9(a) is a description of the standard terms of employment of the Business Employees.

              (b)      Except as set forth on Schedule 3.9(b) hereto, Seller does not maintain or contribute to any employee benefit plan, or any other agreement, program or arrangement arising out of the employment or the termination of any employee, former employee, retiree or sales personnel primarily involved in the Business, whether written or oral, tax-qualified under the Code or non-qualified, whether covered by ERISA or not, whether or not such plan has been terminated and whether or not such plan is of a legally binding nature or in the form of an informal understanding. None of the Plans is a multi-employer plan as defined in Section 3(37) of ERISA (collectively, the "Plans"). Seller has delivered or made available to Buyer true, complete and correct copies of each Plan, any summary plan description with respect to a Plan, and any employee handbook applicable to Business Employees.

              (c)      None of the Acquired Assets is subject to any lien under Section 302(f) of ERISA or Section 412(n) of the Code.

              3.10      Governmental Approvals. Except as set forth on Schedule 3.10 hereto, no governmental authorization, approval, order, license, permit, franchise or consent and no registration, declaration or filing, by Seller is required in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

              3.11      Financial Statements. Attached to Schedule 3.11 hereto are copies of (a) the unaudited financial statements of Seller relating to the Business, which financial statements contain a balance sheet, statement of operations and statement of changes in members’ equity for fiscal year ended November 30, 2002 (the “2002 Financials”) and (b) the unaudited financial statements of Seller pertaining to the Business, which financial statements contain a balance sheet, statement of operations, statement of changes in members’ equity and statement of cash flows for (x) the six months ended May 31, 2003 and (y) the period subsequent to May 31, 2003 as of the most recent month-ended (such unaudited financial statements and the 2002 Financials are collectively referred to herein as the “Financial Statements”). Except as set forth in Schedule 3.11, the Financial Statements have been prepared in conformity with Seller’s Accounting Practices and fairly present, in all material respects, the financial position of the Business and the results of its operations as of the respective dates thereof and for the periods then ended and Seller’s Accounting Practices have been consistently followed for all periods covered in each of the Financial Statements.

              3.12      Absence of Certain Changes. Since November 30, 2002, except as specifically stated on Schedule 3.12, (a) the Business has been conducted in the ordinary course on a basis consistent with past practice; (b) there has not been any material adverse change in the Assets, Liabilities or the results of operations of the Business; (c) Seller has not materially increased the salaries or compensation of any employees of the Business or paid any bonuses or similar compensation to any of the Business Employees, except in the ordinary course of the Business and except for any bonuses payable as a result of the completion of the transactions contemplated hereby, which are the sole obligation of Seller; (d) Seller has not amended or terminated any agreement which is material to the Business; and (e) Seller has not materially reduced the price of any of its products generally.

              3.13      Real Property. Set forth on Schedule 3.13 hereto is a description of all of Seller’s real property interests, including leasehold interests and a description of all material leasehold improvements used in the operations of the Business (the “Real Property”). Seller’s use of its Real Property conforms in all material respects to all lease or license restrictions (if any), restrictive covenants, building codes, and federal, state and local laws, regulations and ordinances. Seller has not received written notice of any pending, threatened or contemplated action to take by eminent domain or otherwise to condemn any part of the Real Property.

              3.14      Environmental Representations. Except as set forth in Schedule 3.14 or in the Phase I Environmental Site Assessment dated May 28, 2003, Seller warrants and represents that to the Knowledge of Seller:

              (a)      The Real Property and the Business are in material compliance with Environmental Laws;

              (b)      The Seller has obtained and is in material compliance with all necessary permits or authorizations that are required under Environmental Laws to operate the Business and the Real Property;

              (c)      Within the five (5) years prior to the Closing Date, there has been no Release at the Real Property, or at any disposal or treatment facility which received Hazardous Materials generated by the Business or any predecessor in interest which is reasonably likely to result in Environmental Liabilities that have a Material Adverse Effect on the Business or the Acquired Assets;

              (d)      Within the five (5) years prior to the Closing Date, no Environmental Claims have been asserted against the Business or the Real Property or any predecessor in interest nor does the Seller have knowledge or notice of any threatened or pending Environmental Claim against the Real Property or Business or any predecessor in interest which is reasonably likely to result in Environmental Liabilities that have a Material Adverse Effect on the Business or the Acquired Assets;

              (e)      Within the five (5) years prior to the Closing Date, no Environmental Claims have been asserted against any facilities that may have received Hazardous Materials generated by the Business or any predecessor in interest, which is reasonably likely to result in Environmental Liabilities that have a Material Adverse Effect on the Business or the Acquired Assets;

              (f)      Seller has made available to Buyer as part of its due diligence all non-privileged, non-confidential, final environmental reports, studies, investigations or correspondence regarding any Environmental Liabilities of the Business or the Real Property in its possession or the possession of its agents.

              (g)      Schedule 3.14 is a true, complete and accurate list of all instances where the Business or the environmental conditions at the Real Property are not in material compliance with Environmental Law or give rise to Environmental Liabilities, but only where such conditions, non-compliance or Environmental Liabilities have a Material Adverse Effect on the Business or the Acquired Assets.

              3.15      Inventory. Schedule 3.15 lists the Inventory as of the date hereof and identifies the location where such Inventory is stored as of that date. All Inventory has been acquired in the ordinary and usual course of business. All Inventory consists of items of a quantity and quality historically useable or saleable in the ordinary course of the Business. The Inventory has been valued at cost, less provisions for obsolescence, and all damaged or otherwise unmerchantable Inventory has been written down to realizable market value or adequate reserves have been provided therefor, all in a manner consistently used and applied and consistent with past practice. All Inventory relating to the Business, other than that written down in accordance with the preceding sentence, is usable and saleable in the ordinary and usual course of business.

              3.16      No Errors or Omissions. Seller has not incurred, and Seller has not received any written notice of any claims (and has no knowledge of any threats) alleging, any liability, damage, loss, cost or expense (“3.16 Liability”) as a result of any defect or other deficiency (whether of content, design, materials, workmanship, labeling, instructions or otherwise) with respect to any product of the Business, whether such 3.16 Liability is incurred by reason of any express or implied warranty (including without limitation any warranty of merchantability or fitness), any doctrine of common law (tort, contract or other), or any statutory provision or otherwise and irrespective of whether such 3.16 Liability has been assumed by Buyer or is covered by insurance.

              3.17      All Necessary Assets. Upon the consummation of the transactions contemplated by this Agreement, except for those items constituting the Excluded Assets, Buyer will own, lease or have access to all rights, properties, trademarks, trade names, customer and subscriber lists, and other assets necessary for the continued operation of the Business substantially in the same manner as the Business has been conducted through the date hereof. Seller is transferring to Buyer all rights and privileges currently enjoyed by Seller in and to the Acquired Assets.

              3.18      Property.

              (a)      Condition of Assets. The Acquired Assets are in good condition, free of material defects or obsolescence.

              (b)      Intellectual Property. Except as set forth in Schedule 3.18, no claim of infringing or misappropriating of Intellectual Property has been made against Seller and to the best knowledge, information and belief of Seller, Seller is not infringing or misappropriating any Intellectual Property of any Person. Without limiting the foregoing, to the best knowledge, information and belief of Seller, no other claim is pending or threatened. Buyer acknowledges that Seller makes no representation or warranty hereunder that third parties cannot or do not lawfully possess and use in their business proprietary or intellectual property rights or interests that are similar to the Intellectual Property. "Intellectual Property" means all rights of Seller in, to, or under any patent, trademark, service mark, trade name or copyright (or registrations or applications therefor) and all other intellectual property rights, patent disclosures, inventions, know-how, confidential business information, computer software, data and documents, trade secrets, processes and formulae of Seller which are used primarily in connection with the Business.

              3.19      Leases. Schedule 3.19 contains an accurate and complete list of all personal property leases related to the Business to which Seller is a party (as lessee, lessor, sublessee or sublessor). Each such lease set forth on Schedule 3.19 (or required to be set forth on Schedule 3.19) is in full force and effect; all payments due to date on each such lease have been paid; in each case, the lessee has been in peaceable possession since the commencement of the original term of such lease and is not in default thereunder and no waiver, indulgence or postponement of the lessee’s obligations thereunder has been granted by the lessor; and there exists no default or event of default by Seller or, to the best knowledge, information and belief of Seller, by any other party, or occurrence, condition or act (including the purchase of the Acquired Assets hereunder) which, with the giving of notice, the lapse of time or the happening of any further event or condition, would become a default or event of default under such lease.

              3.20      Accounts Receivable; Accounts Payable.

              (a)      The amount of all Accounts Receivable, unbilled invoices (including without limitation unbilled invoices for services and out-of-pocket expenses) and other debts due or recorded in the records and books of account of Seller as being due to Seller and reflected on the Financials or otherwise on the books and records of the Seller will be good and collectible in full (less the amount of any provision, reserve or similar adjustment therefor reflected on the Financials). There has been no material change since November 30, 2002 in the amount of Accounts Receivable or other debts due to Seller or the reserves with respect thereto; and

              (b)      There has been no material change, other than changes due to seasonal fluctuations, since the November 30, 2002 in the amount of Accounts Payable or the reserves with respect thereto.

              3.21      Tax Matters. Seller (with respect to the Business) has complied in all respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes and has, within the time and the manner prescribed by law, withheld and paid over to the proper taxing authorities all amounts required to be so withheld and paid over under applicable laws. No federal, state, local or foreign audits, examinations, investigations or other administrative proceedings or court proceedings are presently pending with regard to any Taxes or Tax Returns of Seller (with respect to the Business). A list of all audits, examinations or investigations commenced or completed with respect to Seller (with respect to the Business) with respect to any taxable periods ending after 2000 is set forth on Schedule 3.21 attached hereto.

              3.22      Disclosure. None of this Agreement, the Ancillary Agreements or any Schedule hereto or thereto contains any untrue statement of a material fact, or omits any statement of a material fact required to be stated or necessary in order to make the statements contained herein or therein not misleading in any material respect. There is no fact known to Seller, which could reasonably be expected to have a Material Adverse Effect on any of the Business, the Acquired Assets or the Assumed Liabilities that has not been set forth in this Agreement or in the certificates, documents or statements in writing furnished in connection with the transactions contemplated by this Agreement.

              3.23      Warranty Limitation. THE ACQUIRED ASSETS SHALL BE TRANSFERRED AND ASSIGNED BY SELLER TO BUYER ON AN “AS IS, WHERE IS” BASIS WITHOUT REPRESENTATION OR WARRANTY OF ANY KIND, EXPRESS OR IMPLIED (INCLUDING, BUT NOT LIMITED TO, IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE), EXCEPT FOR SUCH REPRESENTATIONS AND WARRANTIES AS ARE EXPRESSLY SET FORTH IN THIS AGREEMENT, AND EXCEPT SUCH WARRANTIES OF TITLE AS ARE SET FORTH IN THE INSTRUMENTS OF TRANSFER, CONVEYANCE, AND ASSIGNMENT TO BE DELIVERED TO BUYER PURSUANT HERETO.

              The term “knowledge” as used in the foregoing Seller representations and warranties shall mean actual knowledge, without any duty of independent inquiry.

              SECTION 4.      Representations and Warranties of Buyer. Buyer represents and warrants to, and agrees with, Seller as follows:

              4.1      Organization and Existence. Buyer is a corporation duly organized and validly existing under the laws of the State of Delaware, has full power and authority to own, lease and operate its properties and assets and to conduct the business as now being conducted, and is duly qualified or licensed to do business in the State of Colorado.

              4.2      Authorization. The execution and delivery of this Agreement, the Ancillary Agreements and the consummation of the transactions contemplated hereby or thereby have been duly authorized by all requisite corporate action of Buyer, including all stockholder approvals, authorizations and ratifications, necessary to authorize the execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby. This Agreement and the Ancillary Agreements constitute the binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws now or hereafter in effect relating to creditors’ rights generally and the application of principles of equity, including without limitation the principle that equitable remedies, such as the remedy of specific performance, are subject to the discretion of the court before which any proceeding therefor may be brought. No consents of any lender, trustee or securityholder of Buyer or other Person is required for Buyer to enter into and deliver this Agreement, the Ancillary Agreements and to consummate the transactions contemplated hereby or thereby.

              4.3      Absence of Conflicting Agreements. Except as set forth on Schedule 4.3 hereto, no consent of any lender, trustee, securityholder of Buyer, or other Person is required for Buyer to enter into and deliver this Agreement, the Ancillary Agreements or to consummate the transactions contemplated hereby or thereby, nor shall such execution, delivery and performance of this Agreement or the Ancillary Agreements conflict with, result in the breach of, constitute a material default under the Certificate of Incorporation or By-laws of Buyer or any Law, contract, agreement, lease, mortgage or other instrument to which Buyer is a party or by which Buyer is bound or which affects any of its properties.

              4.4      Legal Proceedings. There is no action, suit, proceeding or investigation at law or in equity or by or before any governmental instrumentality or other agency now pending or, to the knowledge of Buyer threatened, against Buyer which would materially adversely affect the business or financial condition of Buyer, taken as a whole, or the ability of Buyer to consummate the transactions contemplated hereby.

              4.5      Consents. No authorization, consent, approval, order of or filing with or notice to any court, governmental agency, instrumentality, or authority or other entity or Person, is necessary for the execution and delivery of this Agreement or any other agreement or document to be delivered by Buyer or the consummation by Buyer of the transactions contemplated hereby.

              SECTION 5.      Covenants.

              5.1      Non-Assignable Contracts. To the extent that the assignment of or the agreement to assign any Assumed Contract to Buyer hereunder would constitute a breach of that Assumed Contract unless the consent, approval or waiver of another party thereto has been obtained, this Agreement shall not constitute any such assignment or agreement to assign unless and until such consent or waiver is obtained. Seller agrees to use its commercially reasonable efforts to obtain, after the Closing Date, all such consents, approvals and waivers. To the extent that any consent, approval or waiver required for the assignment of any Assumed Contract cannot be obtained by Seller either prior to or after the Closing Date, then Seller shall use its commercially reasonable efforts to: (i) provide to Buyer the financial and business benefits of any such Assumed Contract and (ii) enforce, at the request of Buyer, for the account of Buyer, any rights of Seller arising from any such Assumed Contract (including, without limitation, the right to elect to terminate in accordance with the terms thereof upon the advice of Buyer).

              5.2      Public Announcements. Seller and Buyer agree that they will consult with each other before issuing any press releases or otherwise making any public statements with respect to this Agreement or the transactions contemplated hereby and any press release or any public statement shall be subject to mutual agreement of the parties.

              5.3      Confidentiality. Except as necessary for the consummation of the transactions contemplated hereby, each party hereto shall keep confidential any information which is obtained from the other party in connection with the transactions contemplated hereby, except to the extent that such materials or information are or become readily available to the public, have been obtained from independent sources, were known by the disclosing party on a non-confidential basis prior to disclosure to such party or are required to be disclosed in public filings or otherwise by applicable law; provided, however, that prior notice of the disclosing party’s intention to disclose such confidential information shall be given to the other party hereto.

              5.4      Bulk Sales Law. Buyer and Seller hereby waive compliance with the provisions of any bulk sales or other similar laws, if applicable.

              5.5      Employee Matters; Benefit Plans. (a) Buyer shall offer employment, effective as of the Closing Date, to all Business Employees with substantially similar pay and benefits in the aggregate, as determined by the Buyer, in its sole discretion, as provided for them by Seller immediately prior to Closing, and shall use commercially reasonable efforts to retain such employees for a period of at least six months. This Agreement shall not inure to the benefit of any party other than the Buyer and Seller and their respective Affiliates and assigns. Each such Business Employee who accepts Buyer’s offer of employment effective as of the Closing Date shall be referred to herein as a “Transferred Employee”. Nothing herein shall, or shall be construed to, limit Buyer’s right at any time to terminate the employment of any Transferred Employee or to amend or terminate any employee benefit plan or otherwise change terms and conditions of employment of any Transferred Employee. Notwithstanding the above, it is understood that Seller shall be responsible for, and shall indemnify and hold harmless (as set forth in Section 7) the Buyer from and against any and all severance, termination, retention bonus, “golden parachute” payments or obligations, unemployment compensation or any similar payment or other Liabilities or obligations of the Seller with respect to the Business Employees or any former employees of Seller, including those arising from or related to the consummation of the sale contemplated hereunder, whether or not such Business Employee accepts the Buyer’s offer of employment, whether or not pursuant to individual agreement or commitment or group plan or whether pursuant to corporate policy, or by law including, but not limited to, any liability under any of the Plans, the Workers Adjustment and Retraining Notification Act as it may be amended from time to time and the provisions of Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA. No agreement, understanding or arrangement entered into by a Transferred Employee and the Seller prohibits or restricts (or shall prohibit or restrict) a Transferred Employee from disclosing proprietary information of the Seller relating to the Business to Buyer after the Closing.

              (b)      Buyer shall not assume any of the Plans other than Assumed Vacation. As of the Closing, Transferred Employees of the Seller shall cease active participation in the Plans and in lieu thereof shall participate in such employee benefit plans and programs as may be designated by Buyer (unless continuation of coverage following termination of employment as provided under the Plans or required by law is elected by a Business Employee).

              (c)      As of and after the Closing Date and other than with respect to Assumed Vacation, the Buyer shall not assume any obligation or liability for and the Seller shall remain responsible for (i) any vested benefits accrued by Transferred Employees, Business Employees and former employees under any Plans, whether or not set forth in any employment agreement with the Seller, including, but not limited to, under any severance agreements, equity appreciation or stock option plans and (ii) any and all obligations and Liabilities of Seller to Transferred Employees, Business Employees and former employees of the Seller related to any employment or service performed or otherwise, which were incurred or accrued prior to the Closing, including, but not limited to, under any Plans that the Seller is or becomes obligated to provide prior to or after the Closing, including, but not limited to, retirement benefits, disability payments and the obligation to provide COBRA continuation coverage to such employees and their beneficiaries whether payable prior to or after the Closing.

              (d)      The Seller agrees that it shall pay promptly when due, unless discharged by it at or prior to Closing, all of the Seller's debt and Liabilities, if any, related to the Business Employees and Seller's former employees during the period they are employed by the Seller and all Liabilities of Seller under the Plans.

              (e)      For such period as Buyer may reasonably deem necessary, not to exceed sixty (60) days following the Closing Date, the Seller shall continue to maintain and otherwise service the electronic mail accounts and addresses of each Transferred Employee in accordance with the Seller's past practices. During such period, such accounts and addresses shall be fully accessible by and proprietary to such Transferred Employees in accordance with the Seller's past practices.

              5.6      Post-Closing Access to Book and Records. Buyer shall permit Seller and its officers and representatives to have reasonable access, during normal business hours, to the facilities and property comprising the Acquired Assets, to consult with and obtain the assistance of such of Buyer’s employees as shall be familiar with the relevant facts in connection with Tax and accounting matters, the prosecution or defense by Seller of claims and proceedings and other legal, contractual and regulatory matters and to review and to have access to the books, files and records related to the Business for the period ending on the Closing Date (and the right to make copies thereof at the expense of Seller) as Seller shall from time to time reasonably request.

              5.7      Taxes, Fees and Disbursements. All sales, use, transfer, and purchase taxes and fees, if any, arising out of the transfer of the Acquired Assets pursuant to this Agreement shall be shared equally by Buyer and Seller, and any such payments made by Seller for such taxes and fees imposed on Buyer, shall be taken as reducing the Purchase Price and adjusting the amounts allocated in accordance with Section 2.7 hereof. Buyer and Seller agree to cooperate with each other file all necessary documentation (including, without limitation, all Tax Returns) with respect to such amounts in a timely manner. Except as otherwise provided herein, each party hereto shall pay its own expenses, and the fees and disbursements of the counsel, accountants or auditors retained by it in connection with the preparation, delivery and consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, whether or not the Closing shall occur.

              5.8      Noncompetition; Seller's Rights of First Refusal.

              (a)      Seller's Non-Compete. (i) As additional consideration for Buyer's agreement to purchase the Acquired Assets and pay the Purchase Price, Seller has agreed to the noncompetition provision set forth in subparagraph (ii) below (the "Seller Restrictive Covenant"). Seller represents and admits that the Seller Restrictive Covenant is being entered into in connection with Seller's sale of the Acquired Assets and in the absence of these covenants Seller understands that the sale would not be consummated by Buyer.

              (ii)      Except for the Seller Permitted Activities (defined below), following the Closing Date, Seller will not, directly or indirectly, assist in, engage in, have any financial interest in, or participate in any way in, as an owner, partner, employee, agent, officer, board member, consultant, independent contractor, shareholder or otherwise, in any business that manufactures or sells prismatic nickel-cadmium batteries or cells for aircraft, space or government applications, bi-polar or prismatic nickel-metal hydride cells or batteries. Nothing herein shall prohibit Seller from being a passive owner of not more than five percent (5%) of the outstanding stock of any class of securities of a corporation or other entity engaged in such business, which is publicly traded, so long as Seller has no active participation in the business of such corporation or other entity. "Seller Permitted Activities" means the manufacture or sale of cylindrical nickel-metal hydride or nickel cadmium cells or such cylindrical cells packaged for prismatic applications. For a period of one year from the date hereof, Seller will not knowingly solicit for employment any employee of Buyer if such Person is then or was at any time since immediately prior to the Closing Date an employee of Buyer, its subsidiaries or its Affiliates, including any Transferred Employee.

              (b)      Buyer's Non-Compete. (i) As additional consideration for Seller's agreement to sell the Acquired Assets, Buyer has agreed to the noncompetition provision set forth in subparagraph (ii) below (the "Buyer Restrictive Covenant"). Buyer represents and admits that the Buyer Restrictive Covenant is being entered into in connection with Buyer's purchase of the Acquired Assets and in the absence of these covenants Buyer understands that the sale would not be consummated by Seller.

              (ii)      Except for the Buyer Permitted Activities (defined below), Buyer will not directly or indirectly, assist in, engage in, have any financial interest in, or participate in any way in, as an owner, partner, employee, agent, officer, board member, consultant, independent contractor, shareholder or otherwise, in any business that manufactures or sells nickel-hydrogen products or (y) sell nickel plaque, nickel plaque technology or striker assemblies to third parties. Nothing herein shall prohibit Buyer from being a passive owner of not more than five percent (5%) of the outstanding stock of any class of securities of a corporation or other entity engaged in such business, which is publicly traded, so long as Buyer has no active participation in the business of such corporation or other entity. "Buyer Permitted Activities" means Buyer's ownership of the Acquired Assets and operation of the Business and the performance of all acts necessary and incidental thereto, including without limitation, research, development and/or testing of nickel hydrogen and nickel plaque products (whether by Buyer or a governmental agency), Buyer's receipt of funding or other monies from a governmental agency in connection with such research, development and/or testing by any such agency, and, after compliance with the provisions of Section 5.8(e) hereof, commercial exploitation of processes not covered by the License and used or intended to be used in the Business and the use of such processes not covered by the License to manufacture and sell products (including nickel hydrogen and nickel plaque products).

              (c)      If, at the time of enforcement of the Seller Restrictive Covenant or Buyer Restrictive Covenant, a court shall hold that the duration, scope, area or other restrictions stated herein are unreasonable, the parties agree that reasonable maximum duration, scope, area or other restrictions may be substituted by such court for the stated duration, scope, area or other restrictions and upon substitution by such court, this Agreement shall be automatically modified without further action by the parties hereto.

              (d)      The parties hereby agree that damages at law, including, but not limited to, monetary damages, will be an insufficient remedy to other party hereto in the event that the restrictive covenants described above are violated and that, in addition to any remedies or rights that may be available to the parties, all of which other remedies or rights shall be deemed to be cumulative, retained by each party and not waived by the enforcement of any remedy available hereunder, including, but not limited to, the right to sue for monetary damages, such party shall also be entitled, upon application to a court of competent jurisdiction, to obtain injunctive relief, including, but not limited to, a temporary restraining order or temporary, preliminary or permanent injunction, to enforce the restrictive covenant described herein, all of which shall constitute rights and remedies to which Buyer or Seller may be entitled.

              (e)      Seller's Rights of First Refusal for Commercial Transactions and Buyer Designated Transactions. (i) For a period of ten (10) years after the Closing, if Buyer desires to consummate a Commercial Transaction with a third party (a "Third Party Offeror") in response to a bona fide offer from such Third Party Offeror, Buyer shall first offer to consummate such Commercial Transaction with Seller on the same terms and conditions as Buyer proposes to consummate such Commercial Transaction with such Third Party Offeror. Seller shall have ten (10) days from the date of receipt of the offer within which to accept such offer, during which period Seller shall have reasonable access to Buyer's books and records relating to the assets that are the subject of the Commercial Transaction. If Seller does not accept such offer within such ten (10) day period, then Buyer may, within ninety (90) days following the expiration of such ten (10) day period, consummate such Commercial Transaction with such Third Party Offeror provided, however, that such Commercial Transaction is consummated upon material terms and conditions which are generally identical to or less favorable than those offered to Seller. If Buyer fails to consummate such Commercial Transaction within such ninety (90) day period, then Buyer shall not consummate such Commercial Transaction without again complying with the right of first refusal contained herein.

              (ii)      If Seller accepts Buyer's offer within such ten (10) day period, then the parties shall proceed to negotiate, in good faith, substantive documents and agreements pursuant to which such transaction shall be consummated, provided, however, that such transaction shall be consummated within thirty (30) days of the acceptance thereof by Seller.

              (iii)    For the purposes hereof, a "Commercial Transaction" shall mean Buyer licensing a third party to engage in, or otherwise selling or transferring assets necessary to engage in any business that utilizes the intellectual property covering or embodied by, and the tangible assets used in connection with, the manufacture and sale of nickel hydrogen and nickel plaque products that are not covered by the Licensed Rights; provided, however, that the following events shall not constitute a Commercial Transaction: (a) a sale of all or substantially all of Buyer's assets, (b) a merger, consolidation or other reorganization of Buyer, or (c) the sale or transfer of less than twenty-five percent (25%) of the equity of Buyer.

              (iv)      For a period of ten (10) years after the Closing, if Buyer desires to itself engage in the manufacture, offer for sale and sale of nickel hydrogen or nickel plaque products that are not covered by the Licensed Rights (a "Buyer Designated Transaction"), Buyer shall first offer to sell or license to Seller the Buyer's intellectual property covering or embodied by, and Buyer's tangible assets used solely in connection with, the manufacture and sale of such products. Seller shall have thirty (30) days from the date of receipt of the offer within which to negotiate with Buyer in good faith substantive documents and agreements pursuant to which such transaction shall be consummated and during which period Seller shall have reasonable access to Buyer's books and records relating to the assets that are the subject of the Buyer Designated Transaction. If Buyer and Seller do not complete such a transaction within such thirty (30) day period, then Buyer may, thereafter, manufacture and sell, and otherwise engage in business in respect of nickel hydrogen and nickel plaque products that are not covered by the Licensed Rights.

              (f)      Seller's Right of First Refusal for Acquired Assets and the Business. (i) For a period of ten (10) years after the Closing, if Buyer desires to consummate a Buyer Triggering Disposition with a third party who is not an Affiliate of Buyer (a "Bona Fide Purchaser") in response to a bona fide offer from such Bona Fide Purchaser, the Buyer shall first offer to consummate such Buyer Triggering Disposition with Seller on the same terms and conditions as Buyer proposes to consummate such Buyer Triggering Disposition with such Bona Fide Purchaser. Seller shall have ten (10) days from the date of receipt of the offer within which to accept such offer, during which period such Seller shall have reasonable access to the Buyer's books and records relating to the subject of the Buyer Triggering Disposition. If the Seller does not accept such offer within such ten (10) day period, then Buyer may, within thirty (30) days following the expiration of such ten (10) day period, consummate such Buyer Triggering Disposition with such Bona Fide Purchaser; provided, however, that such Buyer Triggering Disposition is consummated upon terms and conditions which are identical to or less favorable than those offered to the Seller. If Buyer fails to consummate such Buyer Triggering Disposition within such thirty (30) day period, then the Buyer shall not consummate such Buyer Triggering Disposition without again complying with the right of first refusal contained herein.

              (ii)      If Seller accepts the Buyer's offer within such ten (10) day period, then the parties shall proceed to negotiate, in good faith, substantive documents and agreements pursuant to which such transaction shall be consummated, provided, however, that such transaction shall be consummated within thirty (30) days of the acceptance thereof by Seller.

              (iii)    For the purposes hereof, a "Buyer Triggering Disposition" shall mean the sale, license or other disposition, directly or indirectly, of all or substantially all of the Acquired Assets or the Business.

              5.9      Buyer’s Right of First Refusal. (a) For a period of ten (10) years after the Closing, if Seller desires to consummate a Seller Designated Transaction with a third party who is not an Affiliate of Seller (a “Bona Fide Offeror”) in response to a bona fide offer from such Bona Fide Offeror, the Seller shall first offer to consummate such Seller Designated Transaction with Buyer on the same terms and conditions as Seller proposes to consummate such Seller Designated Transaction with such Bona Fide Offeror. Buyer shall have ten (10) days from the date of receipt of the offer within which to accept such offer, during which period such Buyer shall have reasonable access to the Seller’s books and records relating to the subject of the Seller Designated Transaction. If the Buyer does not accept such offer within such ten (10) day period, then Seller may, within thirty (30) days following the expiration of such ten (10) day period, consummate such Seller Designated Transaction with such Bona Fide Offeror provided, however, that such Seller Designated Transaction is consummated upon terms and conditions which are identical to or less favorable than those offered to the Buyer. If Seller fails to consummate such Seller Designated Transaction within such thirty (30) day period, then the Seller shall not consummate such Seller Designated Transaction without again complying with the right of first refusal contained herein.

              (b)      If Buyer accepts the Seller's offer within such ten (10) day period, then the parties shall proceed to negotiate, in good faith, substantive documents and agreements pursuant to which such transaction shall be consummated, provided, however, that such transaction shall be consummated within thirty (30) days of the acceptance thereof by Buyer.

              (c)      For the purposes hereof, a "Seller Designated Transaction" shall mean the sale, license or other disposition of all or any material portion of Seller's nickel electrode or nickel hydrogen business, wherever located.

              (d)      If Seller elects to cease engaging in any nickel electrode or nickel hydrogen business (a "Discontinued Business") under circumstances that do not give rise to a Seller Designated Transaction, Seller shall first offer to sell or license to Buyer the intellectual property covering or embodied by, and the tangible assets used in connection with, the manufacture and sale of products of the Discontinued Business. Buyer shall have ten (10) days from the date of receipt of the offer within which to accept such offer, during which period such Buyer shall have reasonable access to the Seller's books and records relating to the Discontinued Business. If the Buyer does not accept such offer within such ten (10) day period, then Seller may, within ninety (90) days following the expiration of such ten (10) day period, cease engaging in the Discontinued Business. If Seller fails to cease engaging in the Discontinued Business within such ninety (90) day period, then the Seller shall not cease engaging in the Discontinued Business without again complying with the right of first refusal contained herein. If Buyer accepts Seller's offer within such ten (10) day period, then the parties shall proceed to negotiate, in good faith, substantive documents and agreements pursuant to which such transaction shall be consummated, provided, however, that such transaction shall be consummated within thirty (30) days of the acceptance thereof by Buyer.

              5.10      Seller’s Environmental Covenants. (a) Seller shall complete the soil remediation required by the Colorado Department of Public Health and Environment (“CDPHE”) pursuant to the Compliance Order on Consent #99-01-26-01 by December 31, 2003 and obtain a letter from the CPHE indicating that all such corrective actions have been completed.

              (b)      Not later than September 17, 2003, Seller shall complete the remediation of the floor in the nickel plaque manufacturing area and submit a request for a no further action letter to the CDPHE.

              (c)      Seller shall continue to comply with the terms of the EPA Corrective Action Order and obtain a certificate of completion or its equivalent from the EPA upon satisfactory completion of the work required under the EPA Corrective Action.

              (d)      Seller shall continue to be responsible for maintaining any required RCRA financial assurance for closure and post-closure care of the hazardous waste management units at the Real Property as required pursuant to the EPA Corrective Action Order.

              5.11      Further Assurances. Each of Buyer and Seller agrees that at any time and from time to time after the Closing Date, upon the request of the other, to do, execute, acknowledge and deliver, or to cause to be done, executed, acknowledged and delivered, all such further acts, assignments, transfers, powers of attorney and assurances as may be required for the better assigning, transferring, conveying, and confirming to Buyer, or to its successors and permitted assigns, of any or all of the Acquired Assets and the Assumed Liabilities and to carry out the terms and conditions of this Agreement. Without limiting the above, Buyer shall do or cause to be done, on commercially reasonable terms, all things reasonably requested by Seller to enable Seller to fulfill its continuing obligations with respect to Warranties and Retained Insured Liabilities.

              5.12      Initial Purchase Order. (a) Seller shall use its best efforts to execute and deliver to Buyer the Initial Purchase Order on or before October 10, 2003 (the “PO Delivery Date”). If, for any reason, Seller fails to execute and deliver to Buyer the Initial Purchase Order on or before the PO Delivery Date (the period from and after the Closing Date until the latter of the PO Delivery Date or the expiration of the Cure Period, as the case may be, is hereinafter referred to as the “Contingent Period”), then Seller shall have an additional five (5) days (the “Cure Period”) to direct Buyer to make any changes to the plant (which changes shall be at Seller’s sole cost and expense) in order to enable Seller to deliver to Buyer the executed Initial Purchase Order. If Seller is able to deliver the executed Initial Purchase Order on or prior to the PO Delivery Date or the expiration of the Cure Period, as the case may be, then this Section 5.12 (other that Seller’s expense reimbursement obligations contained herein) shall be inoperative and have no further force and effect. Otherwise, the parties shall immediately unwind the transactions consummated on the Closing Date pursuant to this Agreement and the other agreements contemplated hereby. In such event, this Agreement and such other agreements shall be deemed to be null and void and only the provisions of Sections 5.2, 5.3, 5.11 and this Section 5.12 shall be operative and shall survive. Such transactions shall be unwound with a view toward placing Buyer and Seller in their respective positions (financial and otherwise) as existed immediately prior to the Closing Date as if Buyer had been operating the Business as an agent for and for the benefit of Seller during the Contingent Period. Without limiting the foregoing, (i) Buyer shall reimburse Seller for all amounts received by Buyer during the Contingent Period in respect of Accounts Receivable collected by Buyer and Inventory sold by Buyer, if any, and (ii) Seller shall reimburse Buyer for all amounts expended by Buyer during the Contingent Period in the ordinary course of Buyer’s conduct of the business. Buyer and Seller agree to cooperate in good faith and to use their commercially reasonable efforts to expeditiously unwind such transactions in the manner provided herein.

              (b)      During the Contingent Period, Buyer agrees to operate the business in the ordinary course consistent with Seller's prior practices and to make no material change with respect to the personnel and assets of Buyer's business.

              (c)      Buyer agrees to indemnify Seller and its officers, directors, stockholders, members, employees and agents and their respective successors and assigns, defend and hold each of them harmless from and against, and pay and reimburse any of them for, any and all Damages which any of the foregoing may sustain at any time by reason of Buyer's gross negligence or willful misconduct in connection with Buyer's conduct of the business during the Contingent Period.

              (d)      Seller agrees to indemnify Buyer and all of its officers, directors, stockholders, employees and agents and their respective successors and assigns, defend and hold each of them harmless from and against, and pay and reimburse any of them for, any and all Damages which any of the foregoing may sustain at any time by reason of the operation of the Buyer's business during the Contingent Period, except Damages for which Buyer is obligated to indemnify Seller pursuant to paragraph (c) above.

              SECTION 6.      Closing Conditions and Deliveries.

              6.1.      Deliveries by Seller. Prior to, or on the Closing Date, as applicable, Seller shall deliver or cause to be delivered to Buyer the following, in form and substance reasonably satisfactory to Buyer and its counsel:

              (a)      Bill of Sale. A Bill of Sale and Assumption of Liabilities Agreement, substantially in the form of Exhibit C hereto, duly executed by Seller (the “Bill of Sale”);

              (b)      Assignment Agreement. A duly executed counterpart of an Assignment and Assumption of Contracts Agreement, substantially in the form of Exhibit D hereto (the “Assignment and Assumption Agreement”);

              (c)      License Agreement. A duly executed counterpart of the License Agreement;

              (d)      Lease Agreement. A duly executed counterpart of the Lease Agreement;

              (e)      Supply Agreement. A duly executed counterpart of the Supply Agreement;

              (f)      Consents. A copy of each required consent listed on Schedule 3.2;

              (g)      Secretary’s And Incumbency Certificate. A certificate executed by Seller’s Secretary (or an Assistant Secretary), dated as of the Closing Date, certifying that the resolutions, as attached to such certificate, were duly adopted by Seller’s Board of Managers, authorizing and approving the execution of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby and that such resolutions remain in full force and effect;

              (h)      Permits, Contracts, Business Records, Etc. To the extent they are in possession of Seller, copies of all Assumed Contracts, and all files and records used by Seller in connection with the operation of the Business (other than those relating to the Licensed Rights and the Technologies), which copies shall be available at the Closing or at the Seller’s principal business office;

              (i)      Good Standing. A certificate of Good Standing of Seller issued by the Secretary of State of each of Delaware and Colorado, dated within thirty-five (35) days of the Closing Date;

              (j)      Schedule of Accounts Receivable. A schedule of the Accounts Receivable outstanding as of the Closing Date pursuant to Section 2.5 hereof;

              (k)      Opinion of Counsel. An opinion of Seller's legal counsel, dated as of the Closing Date, substantially in the form of Exhibit G hereto;

              (l)      Notice to CDPHE Air Pollution Control Division, etc. Copies of the notice and modification application described in Section 6.4(c) hereof;

              (m)      Groundwater Remediation Operating Agreement. A duly executed counterpart of the Groundwater Agreement;

              (n)      UCC-3 Partial Release. A duly executed UCC-3 Financing Statement releasing the security interest of ABN AMRO Bank N.V. in the Acquired Assets;

              (o)      Security Agreement. A duly executed counterpart of the Security Agreement; and

              (p)      Other. Such other documents and instruments as may be reasonably required to be delivered to Buyer by Seller in order to effect the transactions contemplated by this Agreement.

              6.2      Deliveries by Buyer. Prior to, or on the Closing Date, as applicable, Buyer shall deliver to Seller the following, in form and substance reasonably satisfactory to Seller and its counsel:

              (a)      Purchase Price. The Purchase Price as provided in Section 2.2 hereof;

              (b)      Assumption Agreement. A duly executed counterpart of the Assignment and Assumption Agreement;

              (c)      License Agreement. A duly executed counterpart of the License Agreement;

              (d)      Lease Agreement. A duly executed counterpart of the Lease Agreement;

              (e)      Supply Agreement. A duly executed counterpart of the Supply Agreement;

              (f)      Groundwater Remediation Operating Agreement. A duly executed counterpart of the Groundwater Agreement;

              (g)      Manager's and Incumbency Certificate. A certificate of an authorized officer of Buyer, dated as of the Closing Date, certifying that the resolutions, as attached to such certificate, were duly adopted by Buyer's manager and members, authorizing and approving the execution of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby and that such resolutions remain in full force and effect;

              (h)      Bill of Sale. The Bill of Sale duly executed by Buyer;

              (i)      Promissory Note. The promissory note duly executed by Buyer;

              (j)      Security Agreement. A duly executed counterpart of the Security Agreement;

              (i)      Side Letter. A duly executed Side Letter; and

              (j)      Other. Such other documents and instruments as may be reasonably required to be delivered to Seller by Buyer in order to effect the transactions contemplated by this Agreement.

              6.3      Conditions of Seller’s Obligations to Close. The obligations of Seller under this Agreement are subject to the satisfaction, or waiver by Seller, of the conditions set forth below:

              (a)      No Legal Proceeding. No court Action shall have been instituted or threatened to restrain or prohibit the acquisition by Buyer, or the conveyance by Seller, of the Acquired Assets; and

              (b)      Closing Documents. Buyer shall have delivered or caused to be delivered to Seller the documents identified in Section 6.2.

              6.4      Conditions of Buyer's Obligations to Close. The obligations of Buyer under this Agreement are subject to the satisfaction, or waiver by Buyer, of the conditions set forth below:

              (a)      No Legal Proceeding. No court Action shall have been instituted or threatened to restrain or prohibit the acquisition by Buyer, or the conveyance by Seller, of the Acquired Assets;

              (b)      Closing Documents. Seller shall have delivered or caused to be delivered to Buyer the documents identified in Section 6.1;

              (c)      Notice to CDPHE Air Pollution Control Division, etc. Seller shall have notified the CDPHE Air Pollution Control Division of the changes to the air emission sources and filed any required modification application for air permit #96EP9795 to resolve any outstanding violations; and

              (d)      Receivables Sale Agreement. Seller shall have (i) received at or prior to Closing the consents of EaglePicher Funding Corporation and General Electric Capital Corporation under that certain Receivables Sale Agreement, dated as of January 8, 2002 (the "Receivable Sale Agreement"), by and among Seller, EaglePicher Industries, Inc., Carpenter Enterprises Limited, Daisy Parts, Inc., EaglePicher Minerals, Inc., Hillsdale Tool & Manufacturing Co., and EaglePicher Funding Corporation to the sale by Seller of the Acquired Assets as contemplated herein, and (ii) purchased, effective immediately before Closing, from EaglePicher Funding Corporation all Accounts Receivable previously sold to EaglePicher Funding Corporation under the Receivables Sale Agreement that have not then been collected.

              SECTION 7.      Indemnification.

              7.1      Indemnification by Seller. Subject to the terms and conditions of this Section 7, Seller agrees to indemnify Buyer and all of its officers, directors, stockholders, employees and agents and their respective successors and assigns, defend and hold each of them harmless from and against, and pay and reimburse any of them for, any and all Damages which any of the foregoing may sustain at any time by reason of (a) any claim by third parties caused by or arising out of the failure of Seller to perform, discharge or fulfill any Excluded Liabilities; (b) the breach or inaccuracy of or failure to comply with any of the warranties, representations, covenants or agreements of Seller contained in this Agreement or in any agreement, certificate or document delivered pursuant to or in connection with this Agreement or arising out of the Closing of the transactions contemplated hereby; (c) the conduct of Seller’s Business prior to the Closing Date; (d) any Releases or threatened Releases of Hazardous Materials at or from the Real Property prior to Closing or any disposal location that received Hazardous Materials generated by the Business or a predecessor in interest; (e) any violations of Environmental Laws by Seller or predecessor in interest; (f) any personal injury (including wrongful death) or property damage (real or personal) arising out of exposure to Hazardous Materials used, handled, generated, transported or disposed by Seller’s Business prior to Closing; (g) any breach of any warranty, representation or covenant regarding environmental matters made by the Seller; or (h) any soil or groundwater contamination existing at the Real Property prior to the Closing, including but not limited to the obligations under the CDPH Order, the EPA Corrective Action Order and the SSD Groundwater Remediation Permit except as otherwise provided in the Groundwater Agreement.

              7.2      Indemnification by Buyer. Subject to the terms and conditions of this Section 7, Buyer agrees to indemnify Seller and its officers, directors, stockholders, members, employees and agents and their respective successors and assigns, defend and hold each of them harmless from and against, and pay and reimburse any of them for, any and all Damages which any of the foregoing may sustain at any time by reason of (a) any claim by third parties caused by or arising out of the failure of Buyer to perform, discharge or fulfill any Assumed Liabilities; (b) the breach or inaccuracy of or failure to comply with any warranties, representations, covenants or agreements of Buyer contained in this Agreement or in any agreement, certificate or document delivered pursuant to or in connection with this Agreement or arising out of the Closing of the transactions contemplated hereby; (c) the conduct of Buyer’s business from and after the Closing Date; (d) any Releases or threatened Releases of Hazardous Materials at or from the Real Property arising out of or related to Buyer’s or its Affiliated successor’s operation of its business on the Real Property or during Buyer’s or its Affiliated successor’s occupancy or ownership of the Real Property, or at or from any disposal location used by Buyer or its Affiliated successor; (e) any violations of Environmental Laws resulting from or arising out of Buyer’s or its Affiliated successor’s lease or ownership of the Real Property; (f) any personal injury (including wrongful death) or property damage (real or personal) arising out of exposure to Hazardous Materials used, handled, generated, transported or disposed by Buyer or its Affiliated successors or related to arising out of or occurring during Buyer’s or its Affiliated successor’s lease or ownership of, or operation on, the Real Property; or (g) any breach of any warranty, representation or covenant regarding environmental matters made by the Buyer.

              7.3      Procedures for Indemnification. (a) Whenever a claim shall arise for indemnification under this Section 7, the party entitled to indemnification (the “Indemnified Party”), shall notify, in writing, the party from whom indemnification is sought (the “Indemnifying Party”) of such claim and, when known, the facts constituting the basis for such claim. In the event of any such claim for indemnification resulting from or in connection with a claim or Action by a third party; the Indemnifying Party may assume the defense thereof at its sole cost and expense; provided, however, that no settlement of any such claim or Action shall be made without the prior written consent of the Indemnified Party (which consent may not be unreasonably withheld) unless such settlement fully and unconditionally releases the Indemnified Party from all further liability or obligation on the part of the Indemnified Party in connection with such claim or Action, in which case such consent shall not be required. If an Indemnifying Party assumes the defense of any such claim or Action, the Indemnifying Party shall be entitled to select counsel and take all steps necessary in the settlement or defense thereof; provided, however, that the Indemnified Party may, at its own expense, participate in any such Action with the counsel of its choice. Whether or not the Indemnifying Party assumes the defense of any claim or Action, the Indemnified Party shall not compromise or settle such claim or Action without the prior written consent of the Indemnifying Party (which consent may not be unreasonably withheld).

              (b)      The Indemnified Party, the Indemnifying Party and their respective legal counsel shall cooperate in the compromise of, or defense against, any claim or Action by a third party; provided that the Indemnified Party shall be entitled to participate in the defense and to employ counsel, at the Indemnified Party's expense, to assist therein. The Indemnified Party may not settle or compromise any claim over the objection of the Indemnifying Party, except that the Indemnified Party may settle any claim with respect to which it waives its indemnification under this Agreement. If the Indemnifying Party chooses to defend any such claim, the Indemnified Party shall make available to the Indemnifying Party any books, records or other documents or personnel within its control that are reasonably necessary or appropriate for such defense.

              7.4      Tax Effect of Indemnification Payments. All indemnity payments made to an Indemnified Party pursuant to this Agreement shall be treated for all Tax purposes as adjusting the Purchase Price and adjusting the amounts allocated in accordance with Section 2.7.

              7.5      Limitations. Notwithstanding anything contained in this Agreement to the contrary, Seller shall not be liable to indemnify Buyer:

              (a)      for Damages pursuant to Section 7.1 until the aggregate amount of all such Damages exceeds $5,000, at which time Seller shall be liable for all such Damages, dollar for dollar, including such $5,000 amount; or

              (b)      for any Damages claimed pursuant to Section 7.1 (except pursuant to clause (d) thereof) that exceed, in the aggregate, the Purchase Price.

              SECTION 8.      Survival of Representations; Remedies.

              8.1      Survival of Representations. The representations and warranties contained in this Agreement shall survive the Closing Date for a period of two (2) years; provided, however, that the representations set forth in Section 3.3 (Title to Acquired Assets) shall survive indefinitely and the representations set forth in Section 3.14 (Environmental) shall survive for a period of ten (10) years from the Closing Date (the “Survival Period”). Expiration of the Survival Period shall not affect the rights of any party under Section 7 in respect of (i) any specific claim for Damages made in writing by such a party and received by the other party prior to such expiration and (ii) claims based upon fraud or intentional misrepresentation.

              8.2      Remedies. The parties acknowledge and agree that the remedies provided herein shall be cumulative and shall not preclude the assertion by any party hereto of any other rights or the seeking of any other remedies against any other party hereto.

              SECTION 9.      No Broker. Buyer, on the one hand, and Seller, on the other hand, each represents to the other that no broker or finder has been involved with any of the transactions relating to this Agreement.

              SECTION 10.      Notice. Any notice or other communication required or which may be given hereunder shall be in writing and delivered either personally to the addressee, by certified or registered mail, postage prepaid, by nationally recognized overnight courier service or by facsimile with a copy of the confirmation receipt sent via nationally recognized overnight courier or via certified or registered mail, postage prepaid, and shall be deemed given when so delivered personally or sent by facsimile, or if mailed, five days after the date of mailing, or if sent by overnight courier, on the next business day as follows:

To Seller:

EaglePicher Technologies, LLC
Attention: General Manager
P.O. Box 47
Joplin, Missouri 64802
Telecopier: (417) 623-3818

with a copy to:

EaglePicher Technologies, LLC
Attention: General Counsel
P.O. Box 47
Joplin, Missouri 64802
Telecopier: (417) 623-3818

To Buyer:

Mobile Energy Products, Inc.
Attention: Michael Eskra
30 Shelter Rock Road
Danbury, Connecticut 06810
Telecopier: (203) 797-2697

with a copy to:

Pryor Cashman Sherman & Flynn
410 Park Avenue
New York, NY 10022
Attention: Selig Sacks, Esq.
Telecopier: (212) 326-0806

              Any party may change its address for receiving notice by written notice given to the others named above in the manner provided above.:

              SECTION 11.      Miscellaneous.

              11.1      Entire Agreement. This Agreement, including the Exhibits and Schedules hereto, set forth the entire agreement and understanding between the parties and merges and supersedes all prior discussions, agreements and understandings of every kind and nature among them as to the subject matter hereof, and no party shall be bound by any condition, definition, warranty or representation other than as expressly provided for in this Agreement or as may be on a date on or subsequent to the date hereof duly set forth in writing signed by each party which is to be bound thereby. Unless otherwise expressly defined, terms defined in the Agreement shall have the same meanings when used in any Exhibit or Schedule and terms defined in any Exhibit or Schedule shall have the same meanings when used in the Agreement or in any other Exhibit or Schedule.

              11.2      Governing Law. This agreement and its validity, construction and performance shall be governed in all respects by the laws of the State of New York, without giving effect to principles of conflicts of law. Each party submits to the non-exclusive jurisdiction of any state or federal court in the State and County of New York in any Action arising out or relating to this Agreement or the transactions contemplated hereby.

              11.3      Benefit of Parties; Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. The Agreement may not be assigned by either party except with the prior written consent of the other party hereto. Nothing herein contained shall confer or is intended to confer on any Person that is not a party to this Agreement any rights under this Agreement.

              11.4      Illegality. In the event that any provision contained in this Agreement shall be determined to be invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and the remaining provisions of this Agreement shall not, at the election of the party for whose benefit the provision exists, be in any way impaired.

              11.5      Waivers and Amendments. Any waiver of any term or condition of this Agreement, or any amendment or supplementation of this Agreement, shall be effective only if in a writing signed by the parties. A waiver of any breach or failure to enforce any of the terms or conditions of this Agreement shall not in any way affect, limit or waive a party’s rights hereunder at any time to force strict compliance thereafter with every term or condition of this Agreement.

              11.6      Pronouns. Whenever the context requires, the use in this Agreement of a pronoun of any gender shall be deemed to refer also to any other gender, and the use of the singular shall be deemed to refer also to the plural.

              11.7      Headings. The headings in the Sections, Schedules and Exhibits of this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.

[Signature page follows, remainder of page is intentionally blank]

             IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed on the day and year first above written.

Seller
EAGLEPICHER TECHNOLOGIES, LLC

By: /s/ Louis E. Lupo
Name: Louis E. Lupo
Title: Vice President and General Manager

Buyer
MOBILE ENERGY PRODUCTS, INC.

By: /s/ Michael D. Eskra
Name: Michael Eskra
Title: President